Exhibit 10.2

(Cash settlement)

NEWS CORPORATION

2005 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

News Corporation, a Delaware corporation (the “Company”), hereby grants Restricted Share Units relating to shares of its Class A Common Stock, par value $0.01 per share (the “Common Stock”), to the individual named below as the Participant. The terms and conditions of this grant of Restricted Share Units (the “Award”) are set forth in this Restricted Share Unit Agreement (the “Agreement”) and in the News Corporation 2005 Long-Term Incentive Plan (the “Plan”) and are herein incorporated by reference. Capitalized terms used in this Agreement and not otherwise herein defined have the meanings assigned to them in the Plan.

Date of Grant:             , 20

Name of Participant: _________________________________

Participant’s Employee Identification Number: ___________________________

Number of Restricted Share Units Covered by Award: ___________________________

Vesting	Schedule:

Vesting Date	Number of Restricted Share Units

Company:
(Signature)
Title:

By accepting this Award, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is attached to this Agreement. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Attachment

This is not a stock certificate or a negotiable instrument.

NEWS CORPORATION

2005 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

Restricted Share Unit Transferability	This Award is a grant of Restricted Share Units in the number of units set forth on the attached cover sheet, subject to the vesting conditions described below. Your Restricted Share Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Share Units be made subject to execution, attachment or similar process.

Vesting

Your Restricted Share Units shall vest according to the schedule set forth on the cover sheet; provided that you continue to be a Service Provider on the relevant vesting dates, as set forth on the attached cover sheet.

If you cease to be a Service Provider for any reason other than your Retirement, you will forfeit any of your Restricted Share Units which have not yet vested (except to the extent an applicable employment agreement between you and the Company or any Affiliate specifically provides that some or all of your unvested Restricted Share Units shall become vested upon your termination of Service).

If your Service terminates by reason of your Retirement prior to the date or dates on which your Restricted Share Units vest, your unvested Restricted Share Units shall continue to vest, to the extent not already vested, for a period of three years following your Retirement. At the end of the three year period, any remaining unvested Restricted Share Units shall be forfeited.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company or Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the Plan.

Delivery of Cash Pursuant to Units

You agree that settlement for any vested Restricted Share Units shall be in cash. The value of Common Stock for the purpose of settling the Restricted Shares Units shall be determined using the closing price of the Common Stock on the New York Stock Exchange on the trading date immediately preceding the applicable date on which a vested portion of your Restricted Share Units is settled.

As soon as is reasonably practicable following each of the vesting dates set forth on the attached cover sheet, the cash payable with respect to the vested Restricted Share Units will be paid to you. Upon settlement, a number of Restricted Share Units equal to the number of shares of Common Stock represented thereby shall be extinguished and such number of Restricted Share Units will no longer be considered to be held by you for any purpose.

Withholding Taxes	You agree, as a condition of this Award, that any applicable Federal, state, local or foreign withholding taxes that may be due as a result of vesting and/or payment of your Restricted Share Units shall be satisfied by the Company withholding such amounts from cash that would otherwise be paid to you under this Award.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company or any Affiliate in any capacity.

Stockholder Rights	You do not have any of the rights of a stockholder with respect to the Restricted Share Units granted to you pursuant to this Agreement. Further, you do not have the right to vote or to receive any dividends declared or paid on the Common Stock (unless an applicable employment agreement or other written agreement between you and the Company or an Affiliate specifically provides that you have the right to receive dividend equivalents, in which case your entitlement to dividend equivalents shall be governed by the employment agreement or other written agreement).

Adjustments	In the event of a stock split or a similar change in the Company stock, the number of Restricted Share Units covered by this Award shall be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan (and subject to the terms of the ASX Listing Rules if applicable).

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as home address, business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Award of Restricted Share Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Participants, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Award you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide paper copies. Please contact News Corporation Stock Plan Administration, 1211 Avenue of the Americas, New York, NY 10036 Attn: Stock Plan Administration or send an email to stockplanadministration@newscorp.com to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Share Units. Except as expressly provided in this Agreement, any prior agreements, commitments or negotiations concerning this Award are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

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